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                                                                   EXHIBIT 10.49

                                 PROMISSORY NOTE

                                                                    June 9, 2005
                                                             Birmingham, Alabama

FOR VALUE RECEIVED, DENHAM SPRINGS HEALTHCARE PROPERTIES, L.L.C., a Louisiana limited liability company (the "Maker"), by this Promissory Note (this "Note") hereby absolutely and unconditionally promises to pay to the order of MPT OF DENHAM SPRINGS, LLC, a Delaware limited liability company, or any other holder or holders hereof from time to time (the "Lender") at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or at such other address as the Lender may designate to the Maker in writing from time to time, a principal sum equal to Six Million and No/100 Dollars ($6,000,000.00) (the "Loan"), together with interest from the date hereof on such principal sum at the rate equal to the Interest Rate (as herein defined). For purposes of this Note, the Interest Rate shall equal Ten and One Half Percent (10.5%) per annum, adjusted on January 1, 2006 and on each January 1 thereafter during the term of this Note, by the greater of Two and One Half Percent (2.5%) or the percentage by which CPI (as herein defined) increases from November to November, it being understood, however, that the first comparison shall be made by reference to any change in CPI from March 2005 to November 2005 and thereafter, such comparison shall be made from November to November. For purposes of this Note, the term "CPI" shall mean the Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Note, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

1. Payments. All payments hereunder shall be made by the Maker to the Lender in lawful money of the United States and at the address of the Lender as set forth above or as hereafter designated by the Lender by notice thereof to the Maker. Such payments shall be determined and made as follows:

      (a) Interest Only. Until the fifteenth (15th) anniversary of the date hereof, the Maker shall not be required to make payments of principal hereunder, but shall pay to the Lender all interest accruing on the principal balance that is from time to time outstanding hereunder. Such interest payments shall be due and payable on the tenth (10th) day of each calendar month commencing with June 2005.

      (b) Principal. Upon the fifteenth (15th) anniversary of the date hereof, all amounts then outstanding hereunder, including all accrued but unpaid interest shall be due and payable (the "Maturity Date").

      (c) Interest Calculations. All interest hereunder will be computed for the actual number of days elapsed on the basis of a year consisting of Three Hundred and Sixty (360) days.

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      (d) Prepayment. Notwithstanding the foregoing, the Maker shall have the right at any time to prepay all or any portion of the principal amount hereunder without penalty or premium.

      (e) Default. Upon the occurrence of an Event of Default (as hereinafter defined), all amounts then outstanding hereunder shall be immediately due and payable in full.

      (f) Priority. All payments received hereunder shall be applied first to the payment of any expenses or charges payable hereunder, then to accrued interest, with the balance applied to principal remaining under this Note.

2. Default. For purposes of this Note, an "Event of Default" shall be deemed to have occurred upon: (i) any failure by the Maker to pay (by delivery of cash or other immediately available funds) all or any portion of interest and/or principal under this Note when the same shall be due and payable in accordance with the terms hereof, whether on the Maturity Date, by acceleration or otherwise which failure continues unremedied within five (5) days after written notice from Lender (provided that after two (2) notices during any calendar year, any further nonpayment by Maker in such calendar year shall not require notice for such nonpayment to constitute an Event of Default); (ii) (A) the filing by the Maker of a voluntary petition seeking liquidation, reorganization, arrangement, dissolution or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other applicable state, federal or foreign bankruptcy, insolvency or similar law, or the filing by the Maker of an answer consenting to or acquiescing in any such petition, (B) the making by the Maker of any assignment for the benefit of its creditors, or any failure, inability or admission by the Maker in writing of its inability to pay its debts as they become due, (C) the filing of (x) an involuntary petition against the Maker under Title 11 of the United States Code, or any other applicable bankruptcy, insolvency or similar law (or corresponding provisions of future laws), (y) an application for the appointment of a custodian, receiver, trustee or other similar official for the Maker for all or a substantial part of the assets of the Maker or (z) an involuntary petition against the Maker seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, dissolution, relief or composition of the Maker or any of the Maker's debts under any other federal or state or foreign insolvency or similar law, provided that any such filing referred to in this clause (C) shall not have been vacated, set aside or stayed within a 45 day period from the date thereof, (D) the entry against the Maker of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect or (E) any limited liability company action by the Maker to effect or in furtherance of any of the foregoing; (iii) any default by the Maker or Gulf States Long Term Acute Care of Denham Springs, L.L.C. (the "Tenant") (after applicable notice and cure periods) under that certain Lease Agreement of even date herewith; (iv) any default (after applicable notice and cure periods) by Maker or Tenant under any agreement between the Maker or any of its affiliates and the Lender or any of its affiliates including, without limitation that certain Purchase, Sale and Loan Agreement of even date herewith among Maker, Lender, Tenant, MPT Operating Partnership, L.P., MPT of Covington, LLC, Covington

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Healthcare Properties, L.L.C. and Gulf States Long Term Acute Care of Covington,
L.L.C., that certain Loan Agreement of even date herewith among Maker, Lender and Tenant and that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the "Mortgage"); (v) the Maker shall voluntarily terminate its business operations or shall be dissolved, voluntarily or involuntarily, by operation of law or otherwise; (vi) the Maker shall, or shall agree to, sell, pledge, encumber or otherwise dispose of any interest in the Collateral (as herein defined); or (vii) the aggregate ownership of the current members of Tenant, Maker or Guarantors (as herein defined) shall be reduced below fifty one percent (51%) and the same is not cured within thirty (30) days following receipt of written notice from Lender, provided that after two (2) notices during any calendar year, no further notices shall be required in such calendar year for such event to constitute an Event of Default.

3. Default Rate. In the event that any amount of the principal hereof or accrued interest on this Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Maker shall pay to the Lender on demand interest on such unpaid amount (to the extent permissible under applicable law) for the period from the date such amount became due until such amount shall have been paid in full at an interest rate per annum equal to the lesser of the maximum rate permitted by law and a rate equal to four percent (4%) per annum above the Interest Rate (the "Default Rate"). If any amount remains unpaid past the Maturity Date, interest shall continue to accrue on such unpaid amount at the Default Rate until paid in full.

4. Indemnity. The Maker shall pay (i) all reasonable out-of-pocket expenses of the Lender in connection with the preparation of this Note, any waiver or consent hereunder or any amendment hereof or any Event of Default hereunder and
(ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including (without duplication) the reasonable fees and disbursements of outside counsel in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. Without limitation of the foregoing, the Maker agrees to indemnify the Lender, its affiliates and the respective directors, officers, agents and employees of the foregoing (each, an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Note.

5. Usury. It is the intention of the Lender and the Maker to comply strictly with applicable usury laws and, accordingly, in no event and upon no contingency shall the Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the Lender ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the Loan; and if the principal amount of the

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Loan, all lawful interest thereon, and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto.

6. Waivers. The Maker and any endorsers or guarantors hereof hereby waive demand, diligence, presentment, protest, notice of dishonor, notice of protest and, to the extent permissible under applicable law, notices and rights of every kind, and warrants to the Lender that all action and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the Maker, enforceable in accordance with the terms hereof, have been duly taken and obtained. The failure of the Lender to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The obligations of the Maker under this Note are absolute and unconditional under all circumstances and irrespective of any setoff, counterclaim or defense to payment (of any type or description, whether as a result of non-compliance with any of the provisions of this Note, any of the other agreements referred to herein, or otherwise) which the Maker may have or have had against the Lender or any other person or entity.

7. Notice. All notices and other communications hereunder shall be in writing and shall be effective when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid and properly addressed to the respective party to whom such notice relates to the following addresses:

       If to any Seller Party:      c/o
                                    Covington Healthcare Properties, L.L.C.
                                    18153 East Petroleum Drive
                                    Post Office Box 83180
                                    Baton Rouge, Louisiana 70809-6125
                                    Attention: S. Chris Herndon

       With a copy to:              Roedel Parsons
                                    8440 Jefferson Highway, Suite 301
                                    Baton Rouge, Louisiana  70809
                                    Attention:  David A. Woolridge, Jr.

       If to any Purchaser Party    c/o Medical Properties Trust, Inc.
                                    1000 Urban Center Drive, Suite 501
                                    Birmingham, AL  35242
                                    Attention: Edward K. Aldag, Jr.

       With a copy to:              Baker, Donelson, Bearman, Caldwell
                                    & Berkowitz, PC
                                    420 20th Street North, Suite 1600
                                    Birmingham, Alabama 35203
                                    Attention: Thomas O. Kolb, Esq.

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8. Security, Guaranty. This Note is secured by a mortgage on certain real property of the Maker (the "Collateral") pursuant to the Mortgage and is guaranteed by Tenant, Team Rehab, L.L.C. and Gulf States Health Services, Inc. (the "Guarantors") pursuant to a Loan Guaranty of even date herewith.

      IN WITNESS WHEREOF, the undersigned has executed this Note on the date and year first above written.

                                MAKER:

                                DENHAM SPRINGS HEALTHCARE
                                PROPERTIES, L.L.C.

                                By:/s/ S. Chris Herndon
                                   --------------------
                                Its: Chief Financial Officer

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